Exhibit 10.4

Execution Copy

RIGHT OF CO-SALE AGREEMENT

THIS RIGHT OF CO-SALE AGREEMENT (the “Agreement”) is made as of the 2nd day of November, 2010 by and among THT Heat Transfer Technology, Inc., a Nevada corporation (the “Company”); the investors listed on Schedule A hereto (the “Investors”); and Guohong Zhao, Xiaoqiu Yu, and Xiaomei Fang (the “Key Holders”).

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Common Stock, set forth opposite the name of such Key Holder on Schedule B;

WHEREAS, the Company and the Investors are parties to that certain Securities Purchase Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which the Investors have agreed to purchase shares of the Common Stock of the Company, par value $0.001 per share (“Private Offering Stock”); and

WHEREAS, the Key Holders and the Company desire to further induce the Investors to purchase the Private Offering Stock.

NOW, THEREFORE, the Company, the Key Holders, and the Investors each hereby agree as follows:

1.	Definitions.

“Affiliate” means, with respect to any specified Investor, any other Investor who or which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including without limitation any general partner, officer, director or manager of such Investor, and any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

“Common Stock” means shares of Common Stock of the Company, $0.001 par value per share.

“Investors” has the meaning ascribed to it in the Preface of this Agreement; provided, however, that any such person shall cease to be considered an Investor for purposes of this Agreement at any time such person and his, her or its Affiliates collectively hold fewer than 200,000 shares of Common Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction).

“Key Holders” means Guohong Zhao, Xiaoqiu Yu and Xiaomei Fang and each person to whom the rights of a Key Holder are assigned pursuant to Section 3.1, and each person who hereafter becomes a signatory to this Agreement pursuant to Section 5.9 or 5.17 and any one of them, as the context may require.

“Proposed Key Holder Transfer” means any sale or offer to sell, other than in an open market transaction or transaction effected pursuant to a 10b-5 trading plan as long as the shares thus sold does not exceed in aggregate 10% of the then issued and outstanding Common Stock in any twelve months period, an aggregate of 10% or higher of the then issued and outstanding Common Stock proposed by any of the Key Holders to a single entity or individual in a single transaction, in a multiple or series of transactions. The transfer price of such a Proposed Key Holder Transfer should not be any lower than US$3.2 per share unless the Investors agree otherwise.

“Proposed Transfer Notice” means written notice from a Key Holder to an Investor setting forth the terms and conditions of a Proposed Key Holder Transfer.

“Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

“Qualified Public Offering” means a public offering conducted by the Company in which it raises gross proceeds of at least $20 million at a valuation of at least $120 million.

“Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Transfer Stock” means shares of Common Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

2.	Agreement Among the Company, the Investors and the Key Holders.

	2.1	Right of Co-Sale.

(a)          Confidentiality Regarding Proposed Key Holder Transfer. In exchange for the parties willingness to agree to these procedures, each Investor hereby irrevocably agrees that it will hold in strict confidence the existence and terms of any and all communications (whether written or oral) that relate in any way to a Proposed Key Holder Transfer.

(b)          Exercise of Right. If a Key Holder proposes to effectuate a Proposed Key Holder Transfer, a Proposed Transfer Notice shall be delivered by the Key Holder to each Investor after and only if such Investor has delivered to the Company a confidentiality agreement in which such Investor agrees to keep confidential the existence and terms of the Proposed Key Holder Transfer and not transact in any shares of the Company’s securities until the earlier of (i) such time the Proposed Key Holder Transfer is consummated or terminated or (ii) the Proposed Key Holder Transfer ceases to be material non-public information such information. Each Investor who desires to exercise its Right of Co-Sale must give the selling Key Holder written notice to that effect within thirty (30) days after receipt of the Proposed Transfer Notice, and upon giving such notice such Investor shall be deemed to have effectively exercised the Right of Co-Sale. If any Transfer Stock subject to a Proposed Key Holder Transfer is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Section 2.1(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice.

(c)          Shares Includable. Each Investor who timely exercises such Investor’s Right of Co-Sale by delivering the written notice provided for above in Section 2.1(a) may include in the Proposed Key Holder Transfer all or any part of such Investor’s Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer by (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by such Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the total number of shares of Common Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the selling Key Holder. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(i)          Delivery of Certificates. Each Investor shall effect its participation in the Proposed Key Holder Transfer by delivering to the transferring Key Holder(s), no later than fifteen (15) days after such Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer.

(d)          Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.1 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.1.

(e)          Deliveries. Each stock certificate an Investor delivers to the selling Key Holder pursuant to Section 2.1(b) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder shall concurrently therewith remit or direct payment to each Investor the portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Investor exercising its Right of Co-Sale hereunder, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f)          Additional Compliance. If any Proposed Key Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.1.

2.2          If, as a result of the granting or existence of the Right of Co-Sale contained herein, the U.S. Securities and Exchange Commission (the “SEC”) issues any comments to a registration statement or annual or periodic filing made by the Company, which requires the modification or elimination of such Right of Co-Sale, each of the Investors will act in good faith to discuss whether to modify or not to exercise such right in order to allow the Company to resolve to the satisfaction of the Company and the SEC any such comments made by the SEC.

2.3          Effect of Failure to Comply.

(a)          Transfer Void; Equitable Relief. Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)          Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Section 2.1 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor the type and number of shares of Common Stock that such Investor would have been entitled to sell to the Prospective Transferee under Section 2.1 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.1. The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.1. Such Key Holder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 2.1.

3.          Exempt Transfers.

3.1          Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2.1 shall not apply: (a) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors or (b) to any transfer of Transfer Stock by a Key Holder as a gift or without consideration, including, without limitation, transfers for estate planning purposes; provided that in the case of clause(s) (a) or (b), the Key Holder shall deliver prior written notice to the Investors of such gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 2.

3.2          Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (b) pursuant to a liquidation event.

3.3          Prohibited Transferees. Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.          Legend. The parties agree that within 180 days after the execution of this Agreement, each of the Key Holder shall cause each certificate representing shares of Transfer Stock held by such Key Holders or issued to any permitted transferee in connection with a transfer permitted by Section 3(a) hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.          Miscellaneous.

5.1          Term. This Agreement shall automatically terminate upon the earlier of (a) the average daily trading volume of the Company reaching 50,000 shares for two consecutive months and (b) consummation of a Qualified Public Offering. Notwithstanding the foregoing, the Investors may terminate this Agreement unilaterally without consent of either the Key Holders or the Company by notifying the Key Holders and the Company in writing.

5.2          Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Common Stock occurring after the date of this Agreement.

5.3          Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

5.4          Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York, NY, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

5.5          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt; provided, however, that all notices sent outside the United States shall be sent via facsimile and overnight courier. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.6. If notice is given to the Company, it shall be sent to THT Heat Transfer Technology, Inc., No. 5 Nanhuan Road, Tiexi District, Siping, Jilin Province, China 136000, Attention: Chief Financial Officer; and a copy (which shall not constitute notice) shall also be sent to Pillsbury Winthrop Shaw Pittman, LLP, 2300 N Street, N.W., Washington, DC 20037; and if notice is given to the Investors it shall be sent to the address of the Investors on the Company’s records and a copy (which shall not constitute notice) shall also be given to Winston & Strawn LLP, Beijing Representative Office, Suite 718, China World Office 1, 1 Jiangguomenwai Avenue, Beijing 100004, China.

5.6          Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.7          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.8          Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 5.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding at least fifty percent (50%) of the shares of Transfer Stock then held by all of the Key Holders and (c) Investors holding at least seventy-five percent (75%) of the shares of Common Stock held by the Investors (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.9          Assignment of Rights.

(a)          The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)          Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)          The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate or (ii) to an assignee or transferee who acquires at least 250,000 shares of Common Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)          Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

5.10          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11          Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York as to matters within the scope thereof, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

5.12          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.13          Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.14          Aggregation of Stock. All shares of Common Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and the exercise of any such rights may be allocated among such Affiliated entities in such manner as such Affiliated entities may determine in their discretion.

5.15          Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Right of Co-Sale Agreement as of the date first written above.

COMPANY:

THT HEAT TRANSFER TECHNOLOGY, INC.
By: ___________________________________
Name: ___________________________________
Title: ___________________________________

INVESTORS:
_________________________________________

By: ___________________________________
Name: ___________________________________
Title: ___________________________________

_________________________________________

By: ___________________________________
Name: ___________________________________
Title: ___________________________________

_________________________________________

By: ___________________________________
Name: ___________________________________
Title: ___________________________________

KEY HOLDERS:

_________________________________________
GUOHONG ZHAO

_________________________________________
XIAOQIU YU

_________________________________________
XIAOMEI FANG

SCHEDULE A
INVESTORS
(to be completed)

Name and Address	Number of Shares Held

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held

GUOHONG ZHAO	4,559,214

XIAOQIU YU	1,911,667

XIAOMEI FANG	1,070,533